U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         K-TRONIK INTERNATIONAL CORP.
                        (formerly LMC Capital Corp.)
                 (Name of Small Business Issuer in its Charter)

                   Nevada                   3640                88-0436364
(State or jurisdiction of    (Primary Standard Industrial    I.R.S. Employer
incorportion or organization) Classification Code Number) Identification No.)

                           290 Vincent Avenue, 4th Floor
                            Hackensack, New Jersey 07601
                                Tel: (201) 488-4600
                                Fax: (201) 488-8480

      (Address and telephone number of Registrant's principal executive offices and principal place of business)

                            711 South Carson Street Suite 4
                               Carson City, Nevada 89701
                                  Tel: (775) 882-4641;

            (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering Pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933 check the following box   (X)

                          CALCULATION OF REGISTRATION FEE

Title of           Amount to be        Proposed        Proposed      Amount of
each class         registered (1)      Maximum         maximum     registration
of securities                          offering price  aggregate       fee (3)
to be                                  per share(2)    offering
registered                                             price

Common Stock        8,288,172          $1.00            $8,288,172    $762.51

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) The total number of shares of common stock to be sold by shareholders on a continuous offering basis under Rule 415;

(2)  There is presently no market for the securities of the Company.
     As a result, it is not possible to calculate the price of the offering in accordance with Rule 457(c) or Item 501 of Regulation S-K and it is impracticable to state the price to the public. The proposed maximum offering price to the public represents the deemed price of the Company's common shares for its most recent issuances of shares for assets. Use of the book value per share of the Company (which is recommended in some SEC communications in the case of a subsidiary of a public company being separately listed on an exchange ($0.07 per share as at March 30, 2002) was not used here as it would have resulted in a negligible filing fee);

(3)  The calculation (given footnote 2 above) was as follows: (
     8,288,172 shares X $1.00 ) ($92/1,000,000) = $762.51

                                   PROSPECTUS

                           K-TRONIK INTERNATIONAL CORP.
                           (formerly LMC Capital Corp.)
                           290 Vincent Avenue, 3rd Floor
                           Hackensack, New Jersey 07601
                               Tel: (888) 458-7664
                               Fax: (877) 258-7664

                                 8,288,172 Shares
                                   Common Stock *

     K-Tronik International Corp., a Nevada corporation, is hereby offering shares of common stock pursuant to the terms of this prospectus. A total of 8,288,172 shares of common stock are to be registered for selling shareholders;

     The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk
Factors").

     These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, Dated: ______________, 2002

                                 TABLE OF CONTENTS

Prospectus Summary                                                       6

Risk Factors                                                             7

Use Of Proceeds                                                          9

Determination Of Offering Price                                          9

Dilution                                                                10

Selling Security Holders                                                10

Plan Of Distribution                                                    11

Legal Proceedings                                                       12

Directors, Executive Officers, Promoters
 And Control Persons                                                    12

Security Ownership Of Certain Beneficial Owners
 And Management                                                         14

Description Of Securities                                               15

Interest Of Named Experts And Counsel                                   16

Disclosure Of Commission Position On Indemnification
 For Securities Act Liabilities                                         16

Organization Within Last Five Years                                     17

Description Of Business                                                 17

Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                    27

Description Of Property                                                 30

Certain Relationships And Related Transactions                          30

Market For Common Equity And Related Stockholder Matters                31

Executive Compensation                                                  32

Financial Statements                                                    33

Changes In And Disagreements With Accountants
 On Accounting And Financial Disclosure                                 34

Indemnification of Officers and Directors                               36

Other Expenses of Issuance and Distribution                             36

Recent Sales of Unregistered Securities                                 36

Exhibits                                                                36

Undertakings                                                            36

Signatures                                                              37

                                 PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

(a)  Background.

K-Tronik International Corp. was incorporated in the State of Nevada on September 2, 1999, under the name of "LMC Capital Corp.".

At its meeting of shareholders dated November 13, 2001, the shareholders of LMC approved a name change of the corporation to "K-Tronik International Corp.". The necessary documents (including directors' resolutions and amendments to articles) were filed with the Secretary of State of Nevada on January 14, 2001 with the name change effective on December 12, 2001.

K-Tronik N.A. Inc., the Company's 100% wholly owned operating subsidiary, was incorporated in the State of Nevada on March 17, 1998 under the name of "K-Troniks, Inc.". Its name was changed to "K-
Tronik Int'l Corporation" on August 7, 1998. K-Tronik N.A. was formed by its former parent, Eiger Technology, Inc. and a predecessor company, K-Tronik Industries Inc. (a New Jersey corporation incorporated in 1995) as a joint venture. Shares in K-Tronik N.A.
were issued to the two (at that time) shareholders, Mr. Robert Kim (in exchange for vending in the assets of K-Tronik Industries, Inc.) and Eiger Technology, Inc. (in exchange for financing the company). K-Tronik N.A. has one subsidiary, K-Tronik (Asia) Corp., a Korean corporation incorporated on May 31, 1998, of which it owns 100%.
The company's registered office in the State of Nevada is 711 South Carson Street Suite 4, Carson City, Nevada 89701.
The Company became a reporting issuer under Section 12 of the Securities Exchange Act of 1934 on September 28, 2000.

(b)  Business.

K-Tronik N.A., our wholly owned subsidiary, is a leading electronic ballast manufacturer.

K-Tronik N.A. ballasts have been installed in JFK Airport, J.F. Kennedy Center, Ford Motor Corporation, Chase Manhattan Bank, Citibank, Florida Department of Transportation as well as numerous schools and hospitals throughout the United States. K-Tronik N.A. currently manufactures ballasts for the US, Canadian, Asian, Latin-American and European markets although past sales have focussed on the United States.

K-Tronik N.A. is particularly active with supplying ESCOs (Energy Services Companies) ballast products used in generating energy savings for customers' commercial and industrial buildings.

A "ballast" is a device in lighting systems that operates fluorescent lights. The ballast provides the necessary starting voltages, frequency and wattage to a fluorescent light while limiting and regulating the current during the light's operation. Without a ballast, a fluorescent light would be destroyed immediately when voltages were applied while switching it on. Many people recognize ballasts as the heavy "black boxes" in their fluorescent light fixtures at home that they can see when they replace their fluorescent tubes.

The Offering.

Shares of common stock of the company will be sold on a delayed basis under a shelf registration under Rule 415. A total of 8,288,172 shares of common stock are to be registered for selling shareholders.

Liquidity of Investment.

Although the shares will be free of resale restrictions once qualified by this Prospectus, there exists only a limited public market for the shares. Therefore, an investor may not be able to sell shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term.

Risk Factors.

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all other information set forth in this prospectus.

Risk Factors Associated with our Business:

The following risks should be considered carefully. Our business, financial condition and results of operations could be materially and adversely affected by any of the following risks:

 - We may be unable to attract or retain customers;
 - We may be unable to anticipate changes in the ballast market or in our customers' needs;
 - Our infrastructure may fail (including production and distribution) to efficiently handle the volumes they are required to handle;
 - We haven't paid dividends and don't know if or when we will be able to;
 - Changes in laws (especially laws relating to energy saving devices and regulatory requirements or specifications) could potentially hurt our business if we are unable to develop new products or redesign existing products;
 - If we succeed in increasing our sales, we might not be able to handle a rapidly expanding operation and various problems associated with this (such as installations, timing and amount of capital expenditures, limits to production capacity in the K-Tronik
   (Asia) plant and other problems);
 - We rely on our Korean and Chinese manufacturing operations (through our subsidiary K-Tronik (Asia) and through our suppliers in China.
   As a result, we are vulnerable to significant downturns in these countries' economies, currency instability, political instability and other potential risks.
 - We will have to rely on future equity financing (which could dilute existing shareholders) because we have historically not had sufficient revenue to fund ongoing operations and are not profitable (although our losses have been decreasing);
 - We may not be able to obtain future equity or debt financing, especially if economic or securities market conditions deteriorate further and we may require such equity or debt financing;
 - We have relied, in the past, on financial contributions from our parent, Eiger Technology, Inc. and these financial contributions
   (in the form of intercorporate loans) may not be available in the future;
 - We are very dependent on our key personnel and management and if they leave, they make some of our customers with them;
 - General economic conditions may affect funding for energy retrofit initiatives through federal, state and provincial budget cuts and we are particularly vulnerable to this because many of our customers are government institutions or hospitals and schools;
 - We believe that our profitability in the future will depend on our ability to build relationships and in some cases acquire ESCOs.
   There is no certainty that we will be able to build these relationships or that we will have the funds necessary to acquire ESCOs.

Offering Price.

The offering price of the shares for the purpose of calculating the applicable registration fee with the SEC was determined to be $1.00 which was the deemed price of shares to be issued in the last transaction the Company entered into. No shares have been issued from treasury for cash proceeds in the previous 12 months and, as no market exists for the shares of common stock, no market price or trading history for these shares is available. The Company is not listed on any exchange at this time.

As a result, it is not possible to determine the price selling shareholders will offer their shares to the public at. The book value of shares of common stock as of the Company's last quarter ended March 30, 2002 was $0.07.

Shares Eligible For Future Sale.

A total of 14,285,714 shares of common stock which are currently held, directly or indirectly, by management or by our parent company, Eiger Technology, Inc., have been issued in transactions not requiring registration under the Securities Act of 1933 and are not registered for resale pursuant to this registration statement.

Of these 14,285,714 shares of common stock, 6,714,286 were issued to the Company's President and Director, Mr. Robert Kim, is consideration of his sale to the Company of his shares of the Company's wholly owned subsidiary, K-Tronik N.A. Inc.

A further 7,571,428 shares were issued to the ETIFF Holdings, LLC, a wholly owned subsidiary of Eiger Technology, Inc. (a Toronto Stock Exchange listed company and reporting issuer) in consideration of its sale to the Company of its shares of the Company's wholly owned subsidiary, K-Tronik N.A. Inc. ETIFF Holdings, LLC owns an additional 6,788,172 shares of common stock which are being registered for resale pursuant to this registration statement.

Unless separately registered, the 14,285,714 shares will not be available for sale in the open market except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company (as that term is defined under Rule 144) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of our common stock could be adversely affected.
In addition to the resale restrictions on these 14,285,714 common shares detailed above, the 6,714,286 shares held by Mr. Robert Kim are subject to an agreement by which he agrees not to separately register the shares and the shares are held in trust for release in certain amounts after certain times. No shares are released from trust for a perid of at least one year from listing of the Company on an exchange. This agreement, the Escrow Agreement, is attached hereto as Exhibit 10.11. The terms of the trust are disclosed more fully therein.

                         ITEM 4: USE OF PROCEEDS

The Company will not receive proceeds from the sale of shares held by selling shareholders. The price at which these selling shareholders will sell their shares cannot be practicably determined or estimated as there is no market for the securities of the Company.

It is estimated that the expenses the Company is incurring in completion of this registration statement will be approximately $17,200 inclusive of transfer agent fees, legal costs, audit and accounting fees, regulatory fees and miscellaneous expenses.

The amount of proceeds to selling shareholders from this offering will depend on the offering price per share and the number of shares sold for cash by them to purchasers.

                  ITEM 5: DETERMINATION OF OFFERING PRICE

There is no existing market for the securities of the Company and, as a result, it cannot be practicably determined what will be the offering price selling shareholders sell their securities for.

                                ITEM 6: DILUTION

As no shares of common stock are to be issued or sold from the treasury of the Company, no dilution result will result from the offering under this registration statement.

As of March 30, 2002, the last financial quarter end for the Company, the book value per share of the our common stock was $0.07.

                          ITEM 7: SELLING SECURITY HOLDERS

     Selling shareholders will be offering a total of 8,288,172 shares of common stock of the Company, as follows (in the chronological order of their original issuance as restricted shares). A number of the selling shareholders are affiliates of the Company (and are designated in the list as such).





Name of                Amount Beneficially      Amount Offered for     Amount Beneficially     Percentage
Selling Shareholder  Owned Prior to Offering    Selling Shareholder's  Owned After Offering    Ownership
                                                                                               After
                                                                                              Offering (5)
Jason Cassis                10,000                    10,000                     0               0.0%
Andrea Cassis               10,000                    10,000                     0               0.0%
Jason Tuff                  10,000                    10,000                     0               0.0%
Lorna Seaton                10,000                    10,000                     0               0.0%
Shannon Crevits             10,000                    10,000                     0               0.0%
Serge Borys                  4,000                     4,000                     0               0.0%
Brian Fiddler                2,000                     2,000                     0               0.0%
Tania Little                25,000                    25,000                     0               0.0%
Deborah Little              10,000                    10,000                     0               0.0%
Nicholas Galichenko          4,000                     4,000                     0               0.0%
Marilyn Marsel               5,000                     5,000                     0               0.0%
William Cole-Hamilton        2,000                     2,000                     0               0.0%
Jennifer Mitchell            2,000                     2,000                     0               0.0%
Stonewall Capital Corp.     35,000                    35,000                     0               0.0%
Christa Giles                2,000                     2,000                     0               0.0%
Philip Cassis (1)          450,000                   450,000                     0               0.0%
Christopher D. Farber(2)   450,000                   450,000                     0               0.0%
William J. Little (3)      450,000                   450,000                     0               0.0%
Blair Stearn                 2,000                     2,000                     0               0.0%
Anne-Marie Stearn            2,000                     2,000                     0               0.0%
Patrick Sipos                  500                       500                     0               0.0%
Liane Scott                    500                       500                     0               0.0%
Bobby Varghese               1,000                     1,000                     0               0.0%
Louise Dewick                1,000                     1,000                     0               0.0%
Barry Dewick                 1,000                     1,000                     0               0.0%
Dawn Farber                  1,000                     1,000                     0               0.0%
ETIFF Holdings, LLC(4)  14,359,600                 6,788,172                     0             33.54%

TOTAL:                  15,859,600                 8,288,172                     0             33.54%


(1) Philip Cassis is a former director and officer of the Company. He resigned on December 12, 2001 upon completion of the Company's acquisition of K-Tronik N.A. Inc. (formerly K-Tronik Int'l
     Corporation).  His shares were issued more than two years ago.

(2) Christopher D. Farber is a former director and officer of the Company. He resigned on December 12, 2001 upon completion of the Company's acquisition of K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation). His shares were issued more than two years ago.

(3) William J. Little is a former director and officer of the Company. He resigned on December 12, 2001 upon completion of the Company's acquisition of K-Tronik N.A. Inc. (formerly K-Tronik Int'l
     Corporation).  His shares were issued more than two years ago.

(4)  ETIFF Holdings, LLC is a wholly owned subsidiary of Eiger
     Technology, Inc., a Toronto Stock Exchange listed company and reporting issuer. Mr. Keith Attoe (director and officer of the Company) and Mr. Gerry Racicot (director of the Company) are officers and directors of Eiger Technology, Inc.

(5) Assumes issued and outstanding shares of common stock of 22,573,886 as at the date of this registration statement.

None of the 14,285,714 shares of common stock issued by the Company to Mr. Robert Kim and ETIFF Holdings, LLC (6,714,286 and 7,571,428 shares respectively) for the purchase of their shares in K-Tronik N.A. Inc. are to be registered pursuant to this registration statement. These shares of commons stock not being registered represent 63.28% of the issued and outstanding shares of common stock of the Company.

                        ITEM 8: PLAN OF DISTRIBUTION

Registration under this Offering.

A total of 8,288,172 shares of common stock are to be registered for selling shareholders, as set forth above.

No commissions or other fees will be paid, directly or indirectly, by the company, or any of its principals to any person or firm in connection with solicitation of sales of the shares. These securities are offered by their holders subject to prior issue and to approval of certain legal matters by counsel.

As the shares of common stock to be registered in connection with this offering have already been issued and as legal services are provided to the Company by inside corporate counsel for its parent corporation, Eiger Technology, Inc., the costs of the offering are limited.

It is estimated that the following costs and expenses will be incurred in connection with this offering:

Offering cost or expense                    Amount of Offering Cost or Expense

Transfer Agent fees                                      $ 2,000
Legal expenses                                           $ 2,500
Regulatory and filing fees                               $ 2,200
Audit and Accounting fees                                $10,500
Total Offering Costs and Expenses                        $17,200

These costs and expenses are expected to be covered by existing working capital and cash flow from operations of the Company and its subsidiaries.

                        ITEM 9: LEGAL PROCEEDINGS

Neither K-Tronik nor its subsidiaries, K-Tronik N.A. Inc. and K-Tronik
(Asia) Corporation, are party to any litigation and K-Tronik has no knowledge of any threatened or pending litigation against it.

K-Tronik N.A. is a creditor in the bankruptcy of one of its customers. Its claim is for $142,806. We believe we will collect $53,306 of this amount by the end of the September 30, 2002 fiscal year.

     ITEM 10: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following discussion contains disclosure concerning the directors, officers and control persons of the Company. There are no persons which have acted as a promoter, controlling person, or significant employee of the Company other than as disclosed below.

Name                       Position                     Term of Office*1*2

Robert Kim            President and Director          Expires November 12, 2002
Gerry Racicot         Director                        Expires November 12, 2002
Keith Attoe           Director and Treasurer          Expires November 12, 2002

J.K. Lee              Corporate Secretary             *2

1. Directors, whether appointed at a meeting of stockholders or by the remaining directors, are appointed until the next annual meeting of stockholders. As the Company had its annual meeting of shareholders on November 13, 2001 (and its annual meeting of shareholders is held approximately every twelve months), all of the directors' terms expire on or around November 12, 2002.

2. The President, Secretary and Treasurer do not have a set term of office. They serve at the pleasure of the Directors and can be removed at any time by the Directors under the Articles and Bylaws of the Company.

Robert Kim, President and Director

Robert Kim, in addition to being President of the Company, is President and CEO of K-Tronik N.A. Mr. Kim began work in the lighting and energy management industry in 1990. He was the founding President of Daewoo America's subsidiary, King Tech, which in its first year produced sales exceeding $15 million. Mr. Kim also worked with GoldStar Electronic Ballast Corporation from 1993 until he founded K-Tronik Industries, Inc. (a predecessor company of K-Tronik N.A.) in 1995.

Gerry Racicot, Director

Gerry Racicot, in addition to being a director of the Company, is director and President of Eiger Technology, Inc. Eiger Technology, Inc., of which K-Tronik N.A. was an operating division until the closing of the K-Tronik N.A. Agreement, is a diverse manufacturer and distributor of a number of products in the technology and commercial lighting industries. Eiger Technology Inc. is listed for trading on the Toronto Stock Exchange and its shares are also posted for trading through the facilities of the NASD's OTCBB. Gerry Racicot was, from 1988 to 2001, President of ADH Custom Metal Fabricators Inc. and Vision Unlimited Equipment Inc., companies which manufacture and distribute various lighting and other products. ADH Custom Metal Fabricators Inc. recently listed on the TSX Exchange as "Newlook Industries Corp."

Keith Attoe, Treasurer and Director

Keith Attoe, in addition to being a director and Treasurer of the Company, is director and CFO of Eiger Technology, Inc. A chartered accountant by background, Keith Attoe has been with Eiger Technology, Inc. since 1996.

J.K. Lee, Corporate Secretary

J.K Lee, in addition to being Corporate Secretary of the Company, is the controller of K-Tronik N.A..

Each officer and director generally serves until the next annual meeting of stockholders or until such time as he or she resigns. The officers of the Company are appointed at the pleasure of the board of directors and may be removed at any time (subject to labour laws and other constraints).

Each officer and director generally serves until the next annual meeting of stockholders or until such time as he or she resigns.

The company does not have standing nominating or compensation committees of the board of directors, or committees performing similar functions. During the last fiscal year ended December 31, 2001, the board of directors did not formally meet other than following the last meeting of shareholders on December 19, 2001.

The company has appointed an audit committee comprised of Mr. Keith Attoe, Mr. Gerry Racicot and Mr. Robert Kim.

    ITEM 11: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the company's common stock as of May 31, 2002 (22,573,886 issued and outstanding) by (i) all stockholders known to the company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of the company, and as a group (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):

On December 31, 2001, the Registrant had 22,573,886 shares of common stock issued and outstanding. No additional shares of common stock have been issued since that time to the date of this registration statement.The following table sets forth certain information regarding the beneficial ownership of the common stock of the Registrant as of December 31, 2001 of (1) each person who is known to the Registrant to own beneficially more than 5% of its outstanding common stock, (2) each of its directors and officers, and (3) all of its directors and officers as a group:

Name and Address       Position            Amount of Stock      Percentage of
                                           Beneficially Owned       Class
DTIFF Holdings, LLC
(Eiger Technology, Inc.
subsidiary)            5% shareholder         14,359,600             63.61%
Robert Kim             Director and
                       President,
                       5% shareholder          6,714,286             29.74%
Gerry Racicot          Director                       (1)               (1)
Keith Attoe            Director and
                       Treasurer                      (2)               (2)
J.K. Lee               Corporate Secretary             0                 0%
Directors, Officers
And 5% stockholders
in total (5 Persons)                          21,073,886             93.36%

1. No shares of common stock are registered in Gerry Racicot's name. However, as well as being a director of the Registrant, he is a Director and President of Eiger Technology Inc. which, through its wholly owned subsidiary ETIFF Holdings, LLC, owns 14,359,600 shares of common stock of the Registrant. As stated in the table above, ETIFF holds a total of 63.61% of the issued and outstanding stock of the Company.

2. No shares of common stock are registered in Keith Attoe's name. However, as well as being a director of the Registrant, he is a Director and President of Eiger Technology, Inc. which, through its wholly owned subsidiary ETIFF Holdings, LLC, owns 14,359,600 shares of common stock of the Registrant. As stated in the table above, ETIFF holds a total of 63.61% of the issued and outstanding stock of the Company. Mr. Keith Attoe is also an Officer of ETIFF.

                     ITEM 12: DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of the company consists of 100,000,000 shares of common stock, $0.001 par value per share of which 22,573,886 shares of common stock were issued and outstanding as of the date of this registration statement.

Each outstanding share of the common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

The holders of the common stock (i) have equal rights to dividends from funds legally available therefore, when, and if, declared by our the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to the holders of the common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

The holders of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares of common stock, voting for the election of directors, can elect all directors of K-Tronik if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any of the directors.

Non-Cumulative Voting.

The holders of shares of common stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the company's directors.

Dividends.

The company does not currently intend to pay cash dividends. The company's proposed dividend policy is to make distributions of its revenues to its stockholders when the company's board of directors deems such distributions appropriate. Because the company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the company.

A distribution of revenues will be made only when, in the judgment of the company's board of directors, it is in the best interest of the company's stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities. Possible Anti-Takeover Effects of Authorized but Unissued Stock.

The company's authorized but unissued capital stock consists of 77,426,114 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the company's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the company's best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

Because it is the trust and transfer agent of the Company's parent, Eiger Technology, Inc. the Company has retained the services of Pacific Corporate Trust Co., 625 Howe Street, Suite 830, Vancouver, British Columbia V6C 3B8, to act as transfer agent and registrar. A copy of the agreement whereby Pacific Corporate Trust Co. acts as transfer agent and registrar for the Company is attached hereto as Exhibit 10.16.

            ITEM 13: INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, save and except as disclosed below.

Christopher D. Farber is a former director and officer of the Company and is employed as inside legal counsel with the Company's parent, Eiger Technology, Inc. His law corporation, CD Farber Law Corporation has provided the opinion attached hereto as Exhibit 5.1. Christopher D. Farber is the registered owner of 450,000 common shares of the Company. He is the sole shareholder of Stonewall Capital Corp., a Canadian corporation which is the registered shareholder of 35,000 common shares of the Company.

ITEM 14: DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

The Articles and Bylaws of the Company do not provide for indemnification of the directors and officers of the Company for acts taken in their capacity as directors or officers.

The Articles and Bylaws of the Company do not prohibit arrangement by the Company of indemnification insurance or an agreement by the Company to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any future amendments to the Company's Articles or Bylaws, the Company has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforcable.

             ITEM 15: ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors are disclosed elsewhere in this Form SB-2. None of these individuals, in a capacity as a promoter, has received anything of value from the company. No other persons act as or have acted as promoters of the Company.

The Share Purchase Agreement (the agreement by which we acquired our operating subsidiary, K-Tronik N.A. Inc.) is discussed in Item 16:
Description of Business below. Under the terms of this agreement, Robert Kim (our director and president) was issued shares of common stock by the Company as was ETIFF Holdings, LLC, a wholly owned subsidiary of our parent company, Eiger Technology, Inc. Two of our directors, Gerry Racicot and Keith Attoe, also serve as directors of Eiger Technology, Inc. As noted below, the Company was independent of both Robert Kim and Eiger Technology, Inc. at the time of the negotiation of the Share Purchase Agreement and these directors only joined our board upon closing of the Share Purchase Agreement.

                    ITEM 16: DESCRIPTION OF BUSINESS

Company History.

The Company was incorporated in the State of Nevada on September 2, 1999, under the name of "LMC Capital Corp.".

At its meeting of shareholders dated November 13, 2001, the shareholders of LMC approved a name change of the corporation to "K-Tronik International Corp.". The necessary documents (including directors' resolutions) have been filed with the Secretary of State of Nevada to effect this name change and this name change was confirmed by the Secretary of State of Nevada on January 14, 2002.

K-Tronik N.A. was incorporated in the State of Nevada on March 17, 1998 under the name of "K-Troniks, Inc.". Its name was changed to "K-Tronik Int'l Corporation" on August 7, 1998. K-Tronik N.A. was formed by its former parent, Eiger Technology, Inc. and a predecessor company, K-Tronik Industries Inc. (a New Jersey corporation incorporated in 1995) as a joint venture. Shares in K-Tronik N.A.
were issued to the two (at that time) shareholders, Mr. Robert Kim (in exchange for vending in the assets of K-Tronik Industries, Inc.) and Eiger Technology, Inc. (in exchange for financing the company). K-Tronik N.A. has one subsidiary, K-Tronik (Asia) Corp., a Korean corporation incorporated on May 31, 1998, of which it owns 100%.
The Company's registered office in the State of Nevada is 711 South Carson Street Suite 4, Carson City, Nevada 89701. Its principal executive offices are located at 1007 North Federal Hwy, Suite 304, Fort Lauderdale, Florida 33304 and the address of its offices in Canada is Suite 280 - 815 West Hastings Street, Vancouver British Columbia, Canada V6C 1B4.

We became a reporting issuer under Section 12 of the Securities Exchange
Act of 1934 on September 28, 2000.   As a reporting issuer, we are
required to file our financial statements (on a quarterly and annual basis on Forms 10QSB and 10KSB respectively) on the EDGAR system maintained by the Securities and Exchange Commission (www.sec.gov) . We are also required to report periodic changes in our business and affairs.

General.

On November 29, 2001 we entered into an agreement (the "Share Purchase Agreement"), to purchase all of the issued and outstanding shares of K-Tronik N.A. from the two holders of these shares: Mr. Robert Kim (47%) and ETIFF Holdings, LLC (a wholly owned subsidiary of Eiger Technology, Inc., a Toronto Stock Exchange listed company)(53%) by way of the issuance of 6,714,286 common shares to Robert Kim and 7,571,428 common shares to ETIFF Holdings, LLC ("ETIFF"). The common shares were issued at a deemed price of $0.70 for a total purchase price of $10,000,000. These common shares were issued effective December 12, 2001 upon closing.

As a condition of closing the Share Purchase Agreement, we entered into an agreement (the "Debt Settlement Agreement") to settle the debts of K-Tronik N.A. to its parent, ETIFF, in the amount of $4,071,000 by way of the issuance to ETIFF of 4,071,000 of our common shares at a deemed price of one common share per $1.00 of outstanding debt principal. However, subsequent to closing it was found that the debt of K-Tronik N.A. to ETIFF was not $4,071,000 but rather $3,788,172. As a result, 282,828 common shares were returned to treasury by ETIFF and a new certificate representing 3,788,172 common shares was issued to ETIFF. A copy of the Debt Settlement Agreement is attached as Exhibit 10.9 and the amendment for the reduction in the number of shares is attached as Exhibit 10.10.

As a condition of closing, ETIFF was granted the option (and exercised the option) to purchase a total of 3,000,000 common shares of our outstanding shares from a number of shareholders.

Upon closing, the former directors and officers of the Company (Phillip Cassis, Christopher D. Farber, William J. Little) resigned upon closing. The Directors were replaced by Mr. Keith Attoe (also Director and CFO of Eiger Technology, Inc.), Mr. Gerry Racicot (also Director and President of Eiger Technology, Inc.) and Mr. Robert Kim (also Director and President of K-Tronik N.A.). Mr. Robert Kim was appointed as President of the Registrant, Mr. Keith Attoe as Treasurer and Mr. J.K. Lee (also controller of K-Tronik N.A.) as Secretary of the Registrant. Mr. Keith Attoe resigned as Treasurer and was replaced by Robert Kim as Treasurer on June 6, 2002.

The closing of the Share Purchase Agreement occurred on December 12, 2001.

As a result of this closing, Eiger (through its subsidiary, ETIFF
Holdings, LLC) has a total of 14,359,600 shares of common stock of the Company. This represents 63.61% of the issued and outstanding shares of common stock.

As a result of this closing, Mr. Robert Kim, who was concurrently appointed as Director and President, acquired 6,714,286 of the issued and outstanding shares of common stock of the Company.

A copy of the Share Purchase Agreement is filed as an exhibit to the Company's Report on Form 8-K dated December 16, 2001 and is incorporated in its entirety herein. The foregoing description is modified by such references. A copy is also attached as Exhibit 10.15.

K-Tronik N.A. is a leading North American, electronic ballast manufacturer. K-Tronik N.A. has been in the business of designing, manufacturing and selling electronic ballasts for the last six (6) years and has key personnel who have lighting ballast manufacturing experience of over ten (10) years.

K-Tronik N.A. ballasts have recently been installed in JFK Airport, J.F. Kennedy Center, Ford Motor Corporation, Chase Manhattan Bank, Citibank, Florida Department of Transportation as well as numerous schools and hospitals throughout United States. K-Tronik N.A. currently manufactures ballasts for the US, Canadian, Asian, Latin-American and European markets although past sales have focussed on the United States. In the fiscal year ending September 30, 2001, US sales accounted for 93% of our sales in total and sales to other areas accounted for 7% of our sales.

K-Tronik N.A. is particularly active with supplying ESCOs (Energy Services Companies) ballast products used in generating energy savings for customers' commercial and industrial buildings.

A "ballast" is a device in lighting systems that operates fluorescent lights. The ballast provides the necessary starting voltages, frequency and wattage to a fluorescent lights while limiting and regulating the current during the light's operation. Without a ballast, a fluorescent light would be destroyed immediately when voltages were applied by switching it on. Many people recognize ballasts as the "black boxes" in their fluorescent light fixtures at home that are visible when they replace the fluorescent tubes.

Electronic ballasts use semi-conductor components to increase the frequency of fluorescent light operation. The smaller inductive components provide the light's current control. Fluorescent system efficiency is increased due to high frequency light operation. Electronic ballasts, when used with T-8 fluorescent light systems, result in about a 30% savings of electricity when compared to conventional T-12 40watt light systems (or bulbs).

K-Tronik's N.A.'s main sales target is the niche market which other, larger manufacturers find too small to accommodate and the design and custom manufacture of specialty ballasts has been key to K-Tronik
N.A.'s acceptance in the lighting industry.

K-Tronik N.A. has a number of product lines including its new "MVP" multi-voltage product line which is designed to cater to growing market demand for multi voltage electronic ballast products. Multi-voltage products reduce "brownouts" which are becoming more common not just in the US but worldwide.

Our ballasts are manufactured in our K-Tronik (Asia) plant in South Korea (through our Korean subsidiary, K-Tronik (Asia) with some components (such as electronic transformers) sourced through either South Korean manufacturers or manufacturers in mainland China. Ballast components are, effectively, commodities (assuming that they are produced within proper specifications with normal failure rates) so the business failure of any one of our suppliers (even one of our major suppliers such as Dae Gyung Corp. of South Korea, a transformer company) would be unlikely to affect us greatly.

Assembled and manufactured ballasts are then shipped to North America or other markets for sale and distributed (for the most part) from our premises in Hackensack, New Jersey to our end customers.

We often grant credit, on an unsecured basis, to our distributors and end customers (installers) in the US. To reduce the risk of operating this way, we purchase insurance, including Accounts Receivable Credit Insurance so that some money is recoverable in the event of default on payment.

Product Pricing

As electronic ballasts have become more of a commodity item in the lighting industry over time, the prices for ballasts have dropped from $20.00 to $11.27 on average from 1993 to 2001.

The result has been increasingly difficult competition, mergers and closures in the ballast industry and attempts by companies to find low labor cost jurisdictions (such as mainland China or Mexico) in which to manufacture product.

Product Development

K-Tronik N.A. and its engineering team engage in ongoing research and development relating mostly to product design and market requirements. The result has been the introduction of a number of products in the last two years which are designed to meet changing consumer demands, regulatory requirements and energy saving goals.

K-Tronik N.A. intends to focus on new product development in the ballast industry, in particular the development of smaller ballast products and better production systems which reduce production and delivery time (reducing costs and increasing production reliability).

Markets

The market for our ballasts is essentially split in two parts: the market for original installations (such as those in new buildings) where ballasts are purchased by original equipment manufacturers ("OEM"s) and the market for replacement of existing ballasts to install energy saving ballasts (the "retrofit" market).

The market for electronic ballasts grew significantly in the 1990s (000s of units) as exemplified by the following figures for 4' x 8' electronic ballasts:

Year        OEM          Retrofit

1989         713              713
1990       1,501            1,501
1991       4,172            4,172
1992       6,912            6,380
1993      13,103           10,721
1994      14,238           10,741
1995      15,334           11,065
1996      16,089           11,765

The OEM market growth has outpaced retrofit market growth.

(Source: US Census Bureau, 4' x 8'  ballast models only.)

Distribution in the OEM market is effected by a large number of distributors which typically will carry a whole range of lighting and building products. Distribution in the retrofit market is effected by energy saving companies ("ESCO"s) which will often be involved in the analysis of a buildings or institution's potential cost savings from a retrofit and which are often owned or operated by energy utilities.

There are two main types of ballast products: those which rely on magnetic technology ("magnetic ballasts") to carry and regulate current in lighting and those which rely on electronic transformers ("electronic ballasts") to carry out the same functions.

There are many different types of magnetic and electronic ballasts, each suiting individual customer needs which may vary according to customer tolerance for energy consumption, EMI emissions and multi voltage needs.

Estimating the size of the ballast market overall is difficult and it varies from year to year with general economic growth, commercial and residential real estate markets and other factors (including some "shocks" to the market such as the Department of Energy's requirement for magnetic ballasts to be phased out by April 1, 2005 or the energy difficulties of California in 2000-2001 which saw demand for electronic ballasts increase).

In the year 2000, a total of 101,676,000 ballast were sold in the United States. Of these ballasts sold, 55,118,000 were magnetic ballasts and 46,558,000 were electronic ballasts (Source: US Census Bureau).

At this time, electronic ballasts account for approximately 46% of ballast sales.

K-Tronik N.A. manufactures and distributes only electronic ballasts.

Market Trends and Analysis:

The market for ballasts has been shifting from magnetic to electronic ballasts over the last 20 years.

The market is likely to further shift to electronic ballasts in the future because of changing regulatory requirements regarding magnetic ballasts' EMI emissions, reliability of electronic ballasts, decreasing costs of electronic ballasts over time and electronic ballasts' relative versatility. The number of electronic ballasts sold has been increasing over time at a much greater growth rate than the overall number of ballasts sold, which has been essentially flat and has not shown significant growth as a industry (Source: US Census Bureau).

The market for ballasts is experiencing significant changes which K-Tronik N.A. hopes to exploit. The United States Federal Department of Energy has mandated the elimination of magnetic ballasts in the commercial and industrial new construction or renovation industry (because of perceived EMI emissions problems and because of energy efficiency concerns, Department of Energy news release dated October 15, 1999 at www.energy.gov/HQPress) by April 1, 2005. As a result, electronic ballasts such as those manufactured by K-Tronik N.A. will capture the entire ballast market and competitors which have typically manufactured magnetic ballasts will be forced to introduce new products or lose their market share.

Marketing Strategy:

The Company's marketing strategy is characterized by the following:

Delivering niche products to customer groups: As a small manufacturer, the Company can deliver niche or specialty products which it is uneconomical or unattractive for its larger competitors to deliver.

Exploiting market changes: As a manufacturer of electronic ballasts, the Company is likely to experience sales growth due to the banning of magnetic ballasts by the US Department of Energy in 2005 in commercial and industrial installations.

Building brand name recognition: With sales expanding since its founding, K-Tronik N.A. is becoming more recognized in this industry where brand name recognition is important to overall acceptance of your products by customers. Sales are typically made to purchasing agents who often base a buying decision on whether or not they recognize and trust the manufacturer's name.

Focusing on ballasts with energy efficiency advantages: K-Tronik N.A.'s ballasts (because they are electronic) are, in the company's view, less susceptible to variations in power grid currents ("brownouts") which have occurred in the United States and South America in recent years. K-Tronik N.A. hopes to continue developing products which have some superiority in this area and to exploit markets where this competitive factor is key (eg. California, the Northeastern United States, South America).

Focusing on relationships with ESCOs: the retrofit market has a higher margin than the OEM market and, as a result, relationships with ESCOs are crucial in building profitability.

As part of our strategy outlined above, we spent $103,697 on advertising in the fiscal year ending September 30, 2001 and $111,129 in the fiscal year ending September 30, 2002.

We do not have one dominant customer but rather sell to a large number of companies, agents and distributors. Honeywell Inc. is our largest customer accounting for approximately 12% of our sales and Jademar Corporation (discussed below) is our largest distributor.

To date, almost all of our sales have been North American (the United States and Canada). We are, however, trying to expand internationally.

In 1999, we entered into an agreement with Jademar Corporation granting Jademar Corporation exclusive distribution rights in a number of territories in South America and the Caribbean. The agreement provides for a three year term from October 1, 1999 and, we hope, will result in increasing sales in markets outside of the United
States and Canada. In the fiscal year ended September 2000, Jademar had sold a total of $553,485 worth of our ballasts. This figure increased to $707,828 in the fiscal year ended September 2001. Sales of our ballasts through Jademar accounted for approximately 12% of our total sales in the fiscal year ending September 2000 and approximately
11% of our total sales in the fiscal year ending September 2001. This slight decrease was due to greater growth in our domestic sales. A copy of our agreement with Jademar Corporation is attached as Exhibit 10.12.

Competitors

The chief competitors in the ballast industry are Advance (a division of Philips), Magnetek and Osram (a division of Sylvania). Motorola was also a competitor until 1999 when it sold its ballast manufacturing, distribution and sales division to Osram (Sylvania).

In 2001, Advance (Philips) had approximately 25% of the ballast market, Magnetek had approximately 22.5% of the ballast market and Osram (Sylvania) had approximately 16.5% of the ballast market. SLI (a division of Valmont Industries Inc.) had approximately 13% of the market. ESI (a division of Energy Savings Inc.) is also a competitor with 10% of the market in 2001. (Source: US Census Bureau).

K-Tronik N.A. and two other small competitors combined had only 13% of the ballast market. Our name is not as recognizable as our competitors nor do we have their sales volume. This constitutes a competitive disadvantage for us as discussed below in Competitive
Factors in the Market.

It is possible but unlikely (because of the existing low margins and a highly competitive atmosphere) that additional competitors will enter the ballast market. Barriers to entry are low compared to industries which are capital intensive or rely upon intellectual property rights in production. Many of the components in ballasts are commodities (for example, electronic transformers) and readily available to potential competitors.

Competitive Factors in the Market:

The Company has a number of strengths and some weaknesses relating to the competitive factors in the ballast manufacturing industry.

The main competitive factors in the ballast market are as follows:

-brand name recognition (credibility)
-low cost production
-quality and length of customer relationships
-distribution (warehousing and shipping) capabilities
-new product development capability
-quality (reliability) of ballast products
-relationships with ESCO (Energy Saving Companies) for industrial and commercial energy savings retrofits
-increasingly, ability to produce electronic rather than magnetic ballasts

Each of our competitors has strengths and weaknesses. ESI (Energy Savings) has only "plug in" ballast models that fit a minority of fixtures (most fixtures require lead wires, especially in industrial and commercial fixtures). Advance does not have low cost overseas production at this time (although it has announced it is in the process of developing such production in Mexico).

The Company hopes to take advantage of low cost production (possibly through the acquisition of one of its suppliers, Dae Gyung Corp.) in China. In a highly competitive industry, this low cost production could be key to its long term profitability and survival. We had planned to acquire Dae Gyung Corp. earlier this year but difficulties in effecting the transfer of Dae Gyung Corp.'s shares in Korea caused us to terminate the acquisition.

K-Tronik N.A. has begun to sell direct to consumers while its largest competitors (because of established intercorporate relationships) must often sell through distributors (including internal distributorship divisions or subsidiaries). This gives K-Tronik a chance to capture the profits normally realized by those distributors or to reduce its own costs relative to other manufacturers.

K-Tronik N.A. and K-Tronik (Asia) have an experienced Korean and American engineering team to allow us to develop new products in response to changes in the ballast market (such as those which are periodically created by regulatory changes or initiatives).

K-Tronik N.A., through its hiring of many former employees of competitors, has developed long term relationships with many customers and we have ourselves (through our own sales) built our long term relationships. We are building name recognition through advertising (trade magazines and shows) in addition to our sales.

K-Tronik N.A. has a warehousing and shipping department which, because it ships only ballasts, is focussed on delivering ballasts on a timely basis unlike large competitors with a wide range of products (such as Sylvania and Philips).

K-Tronik N.A. is able to market directly to customers because it does not have distribution divisions (such as its larger competitors, Osram (Sylvania) and Advance (Philips)) for which ballasts may be a small item or a low priority.

K-Tronik N.A. is actively attempting to expand its sales in ESCO (Energy Saving Company) and South American markets, growing segments which its major competitors have not seemed to target and would like, ideally, to acquire any available ESCOs which it may have the funds to acquire.

The ESCO (Energy Saving Company) market may become particularly important to us in the future. ESCOs perform energy usage audits and evaluations to large companies, the US government, hospitals, school systems and other groups.

Although there are some independents, most ESCOs are owned by large utility companies. They typically will recommend upgrade of existing ballasts to bring cost savings to their customers.

These ESCO companies continue to gain ballast market share annually and have become a key base for ballast purchases. Approximately 50% of buildings and institutions in the US have not yet retrofitted to energy saving electronic ballasts (Market Studies Inc., North Carolina).

Although we are pleased with our growth in the last six years, we are still a minor player in the ballast industry. We do not have the
brand name recognition that Sylvania or Motorola have.   We do not
have the strategic business relationships with distributors (or ownership of them) that our major competitors have. We do not have access to the same financial resources that our largest competitors may have through their parent companies although, in the past, our parent company, Eiger Technology, Inc. has funded our working capital needs a number of times. There can be no assurance Eiger Technology, Inc. will continue to do so.

Proprietary Protection

(a)  General.

K-Tronik N.A. has applied for US patents on its MVP product line and these patents are pending.

The "K-Tronik" name has been trademarked in the United States but not in other jurisdictions.

(b)  Pending Patents, Copyrights and Trade Secrets.

Other than as discussed above, we do not have any plans to seek patent protection or copyright for any other products or materials. It is unlikely that the process by which we assemble and produce our ballast products would itself be patentable.

(b)  Pending Trademark Applications.

The Company has not applied for any additional trademarks and has no current plans to apply for additional trademarks.

Management and Key Employees:

At this time, none of our employees are subject to collective bargaining agreements (in K-Tronik International Corp. and its two subsidiaries, K-Tronik N.A. Inc. and K-Tronik (Asia).

The key employees of K-Tronik N.A. (who also provide management and other services to K-Tronik (Asia)) include the following:

Mr. Robert Kim, President of the Company and President of K-Tronik N.A.:

Robert Kim has a number of years of experience in the ballast industry in sales and management roles.

Mr. John Andrews, Director of Sales and Operations of K-Tronik N.A.:

John Andrews joined K-Tronik N.A. in June of 1999. His responsibilities include managing national sales, inventory management, credit and collection and corporate marketing. John
Andrews was employed by LG Industrial Systems USA (a small ballast manufacturer) from 1996 to 1999 as Director of Sales and Operations.

K-Tronik N.A., on occasion, utilizes the services of engineering and design consultants where its internal expertise is insufficient or otherwise committed to other projects.

K-Tronik N.A. has a total of 6 employees and K-Tronik (Asia) has a total of 40 employees. The majority of K-Tronik (Asia)'s employees
(25) are involved in production / manufacturing positions. A total of 5 employees (2 in K-Tronik N.A. and 3 in K-Tronik (Asia)) are involved in Research and Development and Engineering positions. Mr. Robert Kim is actively involved in management of K-Tronik (Asia).

K-Tronik N.A., through hirings from industry competitors, has attempted to build service, distribution and sales capability.
Hirings have come from Motorola (which ceased ballast production operations in 1999) and from Magnetek, one of our major competitors.

We anticipate hiring one (1) additional full-time person in sales and marketing during the remainder of 2002 in order to meet our business objectives. Salaries and benefits for this person will be paid from ongoing operating revenues and hirings will only be made where revenues and available cash flows permit.

              ITEM 17: MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the financial statements of the company and notes thereto contained elsewhere in this prospectus.

(a)  Fiscal Years Ended September 30, 2001 and September 30, 2002

The following discussion is based on the audited financial statements of K-Tronik N.A. Inc. without consolidation with the operations and activities of the Company. It is felt that these figures more closely reflect performance and inform readers than consolidated figures would.

Net Sales and Gross Profit

Net sales for K-Tronik N.A. for fiscal 2001 were $6,680,622, a 47% increase from the $4,494,699 for fiscal 2000. The increase in revenue was the result (in part) of the introduction of the MVP multi-voltage ballast line along with a concentration of sales in the northeastern US to OEM (Original Equipment Manufacturers) customers and broad general sales increases to all customers.

Gross profit increased to $1,587,216 (23.76% of net sales) for fiscal
2001 vs. $1,407,983 (31.33% of net sales) for fiscal 2000. The increase in gross profit was the result of the increase in sales (47%). Increase in gross profit was less (as a percentage) than the 47% growth in net sales in part because of price pressures existing in the ballast market. Prices appeared to be stable in the industry from mid fiscal 2001 onwards.

Selling, General and Administration

Selling, General and Administrative (SG&A) expense was $2,011,218
(30.11% of net sales) in fiscal 2001 vs. $1,646,893 (36.64% of net sales) for fiscal 2000. The overall increase was the result of additional payroll expenses and variable costs associated with producing more product to meet the 47% net sales growth.

Interest and Other Expense

Interest expense was $240,051 for fiscal 2001 vs. $168,221 for fiscal 2000. The increase can be attributed to the cost of financing production of additional ballasts to meet increasing demand for product.

Net Income

We had an after tax loss from continuing operations of $567,375 for fiscal 2001 vs. $1,039,611 for fiscal 2000, an encouraging result. We attribute the decrease in after tax loss to increased sales and a cost
savings program which started in June 2001.    Charges for bad debt
exposure increased from $5,000 in fiscal 2000 to $54,494 in fiscal 2001, a change we attribute to deteriorating economic conditions overall with some very small customers discontinuing operations in 2001.

During the year ended September 30, 2000, K-Tronik N.A. Inc. changed its method of accounting for organization cost to conform with the new requirements of Statement of Position 98-5 Reporting on the Cost of Start-up Activities. The effect of this change was to decrease net income for September 30, 2000 by $337,896.

At September 30, 2001 a total of $1,205,351 had been drawn down on the $1,500,000 line of credit extended to us by Business Alliance Capital Corporation. At September 30, 2001 a total of $221,260 had been drawn down by our subsidiary, K-Tronik (Asia), on its line of credit.

(b) Changes in liquidity, capital resources and results of operations subsequent to September 30, 2001:

The following discussion is based on the unaudited consolidated financial statements filed by the Company for the three months ending December 31, 2001 and March 31, 2002.

The six months ending March 31, 2002 saw our operations affected by the general economic downturn in the US and global economies and the uncertainty associated with September 11, 2001.

Our net loss for the six months ending March 31, 2002 ($237,118) was up slightly from the six months ending March 31, 2001 ($167,162). Our net revenues were down slightly for the three months ended March 31, 2002 ($1,702,722) compared with the same period in fiscal 2001 ($1,788,049).

Our line of credit with Business Alliance Capital Corporation has been drawn down more in the three months ending March 31, 2002. At December 31, 2001, $1,046,753 had been drawn down and at March 31, 2002 $1,182,671 had been drawn down. However, this is still lower than the amount which was drawn down at September 30, 2001 which was $1,205,351.
 Our subsidiary, K-Tronik (Asia) had drawn down more on its line of credit ($480,024 as of December 31, 2001) than was drawn down at the last fiscal year end ($221,260 as of September 30, 2001) due in part to seasonal production and sales fluctuations (the fall is typically a high cost, high production time in preparation for spring product deliveries and residential / industrial construction).

Subsequent to the last fiscal year end at September 30, 2001, the purchase of K-Tronik N.A. Inc. by K-Tronik International Corp. was completed and there have, as a result, been three important changes in our financial position which are worth noting.

The first important change in our financial position has been the settlement of our debts to our parent company, Eiger Technology, Inc. (which holds the majority of our issued and outstanding shares through its wholly owned subsidiary, ETIFF Holdings, LLC). The Debt Settlement Agreement is attached as Exhibit 10.9. A total of $3,788,172 in debt to Eiger Technology, Inc. was settled pursuant to the Debt Settlement Agreement in exchange for shares of the Company.

The second important change in our financial position has been the completion of negotiations with Business Alliance Capital Corporation ("BACC") to extend the terms of our credit facility with that company . The Loan and Security Agreement with BACC is attached as Exhibit 10.2 and a number of amendments (including the April 16, 2002 amendment) are attached as Exhibits 10.3 to 10.8 (with Exhibit 10.8 being the master promissory note by which our indebtedness to BACC is evidenced).

The third important change is that Eiger Technology, Inc., as a result of the completion of the purchase of K-Tronik N.A. Inc. by the Company, has significantly increased its percentage ownership of K-Tronik N.A. Inc. In the past, Eiger Technology, Inc. has made significant loans of working capital to K-Tronik N.A. Inc. and Eiger Technology, Inc.'s interest in increasing its percentage ownership indicates its long term commitment to the Company. However, Eiger Technology, Inc. is under no contractual or other legal obligation to provide the Company with working capital or further loans.

Our first quarter results (incorporated by reference to the Form 10QSB filed on May 15, 2002 for December 31, 2001) and our second quarter results (incorporated by reference to the Form 10QSB filed on May 16, 2002 for March 30, 2002) more fully describe the changes in operating and cash positions of our Company.

We, along with many companies, are cautiously optimistic about the economy and our own sales prospects for the rest of fiscal 2002.

However, while we hope to expand sales by the end of the September 2002 fiscal year (and sales appear to be expanding with our September 2001 fiscal year sales results being our highest yearly sales to date) and move towards profitability, there can be no assurance that our performance will continue to improve. We, like many companies, are vulnerable to a variety of risks (including overall economic performance in the US and abroad and currency fluctuations) and the heading "Risk Factors" above should be read in conjunction with any attempt to predict future results of operations. We have experienced some downturn in sales in the first quarter ended December 31, 2001 which we attribute to the overall economic slowdown in the US, aggravated by the events of September 11, 2001.

Forward-Looking Statements.

This prospectus contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, the company's business strategies, continued growth in the company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the company's control. The company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the company's products, competitive pricing pressures, changes in the market price of ingredients used in the company's products and the level of expenses incurred in the company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The company disclaims any intent or obligation to update "forward looking statements."

                   ITEM 18: DESCRIPTION OF PROPERTY

K-Tronik (Asia) and K-Tronik N.A. do not have any physical property other than their production and office equipment. K-Tronik (Asia)'s plant in Korea is leased (as is the office and warehousing space of K-Tronik in New Jersey). K-Tronik (Asia)'s plant has a production capacity of 100,000 ballast pieces per month.

K-Tronik N.A.'s lease of its premises in Hackensack New Jersey expires on November 30, 2002.

K-Tronik (Asia)'s lease of its factory in South Korea expired on March 31, 2002 but K-Tronik (Asia) has exercised an option to extend the lease by two years to March 31, 2004. Negotiations are still continuing on the terms of the extension.

Total consolidated rent expense was approximately $105,900 and $90,000 for the fiscal years ended September 30, 2001 and September 30, 2000 respectively.

We do not anticipate that there will be difficulty in renewing our lease of the Hackensack, New Jersey premises and do not anticipate that the factory premises in Korea (and the Company's equipment) will require significant upgrading or additional investment. The Company has made significant investments in equipment in the Korean factory premises in past fiscal years.

        ITEM 19: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transactions that have occurred between the company and its officers, directors, and five percent or greater shareholders, except as follows:

The Share Purchase Agreement described in Description of Business above resulted in the Company issuing to its president and director, Mr. Robert Kim, shares in exchange for his shares of the Company's subsidiary, K-Tronik N.A. Inc. The closing of the Share Purchase Agreement and the Debt Settlement Agreement also resulted in the issuance of shares to ETIFF Holdings, LLC, a subsidiary of the Company's parent, Eiger Technology, Inc. (of which two of the directors of the Company, Gerry Racicot and Keith Attoe, are directors and officers). At the time of the negotiation of the Share Purchase Agreement and the Debt Settlement Agreement, the Company was not a related party of Robert Kim and Eiger Technology, Inc. The terms of the Share Purchase Agreement and the Debt Settlement Agreement were negotiated between the Company, Robert Kim and Eiger Technology, Inc.

Certain of the officers and directors of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between the company and its officers and directors. The company will attempt to resolve such conflicts of interest in favor of the company. The officers and directors of the company are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the company's affairs. A shareholder may be able to institute legal action on behalf of the company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to the company.

ITEM 20: MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no market for the securities of the Company at this time. The Company's securities are not traded on a recognized exchange or over-the-counter trading system at this time.

There are no outstanding warrants or options to purchase shares of the Company's common stock at this time although the shareholders' meeting held on November 12, 2001 approved an Incentive Stock Option Plan which would allow us to grant up to 1,000,000 incentive stock options to directors and employees at the board of directors' discretion. The Incentive Stock Option Plan is attached as an Exhibit to our Definitive Proxy Statement on Form 14A filed on October 16, 2001.

As of the date of this prospectus, there were 44 shareholders of record of the company's common stock holding a total of 22,573,886 shares of common stock.

Of these 22,573,886 shares of common stock, a total of 8,288,172 shares held by 43 persons are being registered under this registration statement.

A total of 14,285,714 shares of common stock are not being registered. Of these 14,285,714 shares of common stock, 6,714,286 were issued to the Company's President and Director, Mr. Robert Kim, is consideration of his sale to the Company of his shares of the Company's wholly owned subsidiary, K-Tronik N.A. Inc.

A further 7,571,428 shares were issued to the ETIFF Holdings, LLC, a wholly owned subsidiary of Eiger Technology, Inc. (a Toronto Stock Exchange listed company and reporting issuer) in consideration of its sale to the Company of its shares of the Company's wholly owned subsidiary, K-Tronik N.A. Inc. ETIFF Holdings, LLC owns an additional 6,788,172 shares of common stock which are being registered for resale pursuant to this registration statement.

The 14,285,714 shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected. The 14,285,714 shares of common stock were issued on December 12, 2001.

In addition to the resale restrictions on these shares detailed above, the 6,714,286 shares held by Mr. Robert Kim are subject to an agreement by which he agrees not to separately register the shares. This agreement, the Escrow Agreement, is attached hereto as Exhibit 10.11.

Dividend Information.

The company has not declared or paid a cash dividend to stockholders since it was incorporated on September 2, 1999. The board of directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the company's earnings, capital requirements and other factors.

                  ITEM 21: EXECUTIVE COMPENSATION



                                          Summary Compensation Table

                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                 Other           Restricted   Securities
principal                                annual             stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)           ($)       ($)
  (a)           (b)       (c)     (d)       (e)             (f)           (g)           (h)       (i)

Robert Kim(2)  2000     $150,000  -       -               -            -               -         -
President &    2001     $172,000  -       -               -            -               -         -
Director

Keith Attoe    2000         -     -       -               -            -               -         -
Treasurer &    2001         -     -       -               -            -               -         -

Gerry Racicot  2000         -     -       -               -            -               -         -
Director       2001         -     -       -               -            -               -         -
200

J.K Lee(1)     2000         -     -       -               -            -               -         -
Corporate      2001     $ 11,000  -       -               -            -               -         -
Secretary







(1) J.K. Lee is paid by the Company's subsidiary, K-Tronik. As J.K. Lee only joined K-Tronik N.A. in September of 2001, his salary figure does not reflect his annual salary of $33,000.

(2)  Robert Kim is paid by the Company's subsidiary, K-Tronik N.A.

The Company, at its annual meeting of shareholders held on November 13, 2001, approved a stockholders' resolution to adopt a Stock Option Plan. As a result, some or all of the persons named above may be granted options in the future. To date, no options have been granted or are contemplated to be granted nor has the plan been filed with the SEC using the S8 Registration Statements procedure.

There is no known relationship between any of the Directors and Control persons with major clients or providers of essential products and technology, nor are there any known related transactions.
Save and except as detailed above, none of the officers and directors of the Company have received any compensation from the company. Save and except as detailed above, none of these individual's total compensation under these contracts, including special allowances or bonuses, will exceed $100,000 this year (approximately). All officers and directors will be reimbursed for expenses incurred on behalf of the company including director expenses pertaining to attendance at meetings. It is anticipated that additional management may be hired as the company develops and revenue is generated. If such hirings occur, salaries paid to new employees will be consistent with the salaries of others in similar positions in the industry.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the company.

                       ITEM 22: FINANCIAL STATEMENTS

The following financial statements are incorporated by reference to the Company's previous filings under the Securities Exchange Act of 1934:

(a) Audited Consolidated Financial Statements of K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated September 30, 2001 (the Company's latest year end) with comparatives for September 30, 2000:

    Report of Independent Auditor dated November 30, 2001 (except for Notes 4 and 14 for which the dates are December 3, 2001 and December 6, 2001 respectively)

    Consolidated Balance Sheet as at September 30, 2001

    Consolidated Statements of Changes in Stockholders' Equity as at September 30, 2001

    Consolidated Statement of Cash Flows for the year ended September
    30, 2001

    Notes to Consolidated Financial Statements as at September 30, 2001

    Incorporated by reference to the Company's report on Form 8-K/A filed on March 3, 2002 with the EDGAR system.

(b)  Unaudited Pro-Forma Consolidated Financial Statements of the Company:

Introduction

Pro-Forma Consolidated Statement of Stockholders' Equity as at
September 30, 2001

Notes to Pro-Forma Consolidated Statement of Stockholders' Equity as at September 30, 2001

Incorporated by reference to the Company's report on Form 8-K/A filed on March 3, 2002 with the EDGAR system.

With the completion of the acquisition of K-Tronik N.A. Inc. on December 12, 2001, the Company's year end was changed to September 30. As a result, the December 31, 2001 financial statements filed on EDGAR were not audited or presented on form 10KSB (but rather were presented on form 10QSB as they represented the first quarter of the new fiscal year).

The stand alone audited financial statements for K-Tronik N.A. Inc. are referenced above as they are more material to a reader's understanding of the Company and its present financial situation and histroy. The Company, prior to the acquisition of K-Tronik N.A. Inc., had limited operations and activities which were not material to its financial affairs when consolidated with K-Tronik N.A. Inc.

Reference may also be made to the December 31, 2001 10QSB filing for the Company (which is unaudited but presents financial information for the Company consolidated with that of K-Tronik N.A. Inc. and K-Tronik
(Asia)) and to the Company's December 31, 2000 10KSB filing.

ITEM 23: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with the Company's accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item
304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Company's two most recent fiscal years and the subsequent interim periods.

Effective on May 15, 2002, the independent accountants who were previously engaged as the principal accountants to audit the Registrant's financial statements, Labonte & Company, resigned. The accountant's reports on the financial statements for the fiscal year ended December 31, 2000 neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles.

Effective on May 15, 2002, BDO Seidman, LLP (through their New Jersey offices) was engaged to serve as the new principal accountant to audit the Company's financial statements.

The change in principal accountants was disclosed on Form 8K on May 16, 2002.

                                    PART II.
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

No statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of the Company is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

Information on this item is set forth in the prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

          ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the prospectus under the heading "Use of Proceeds."

            ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Save and except as detailed below, the Company has not in the previous 12 months engaged in any sales of unregistered securities or engaged in sales of securities exempted from registration under the Regulations.

On December 12, 2001, in connection with its acquisition of K-Tronik N.A. Inc. (and in payment of its purchase of all of the issued and outstanding shares of K-Tronik N.A. Inc.) the Company issued the following persons the following shares of common stock in non-public transactions exempted from registration pursuant to the Securities Act of 1933:

Mr. Robert Kim:  6,714,286
ETIFF Holdings, LLC (wholly owned subsidiary of Eiger Technology, Inc:
11,359,600

From inception to the present, the Company has issued a total of 1,500,000 shares of common stock under exemptions from registration provided by Regulation S. Each person who received some of these shares was asked to confirm in writing their residential address and each of these persons was a close personal friend, business associate or family member of one or more of the directors and officers of the Company at the time of the shares' issuance.

                               ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

                                   EXHIBITS

3.1 Articles of K-Tronik International Corp. (formerly LMC Capital Corp.) (incorporated by reference to Exhibit 3 of the Registration Statement on Form 10-SB filed on September 28, 2000).

3.2 Certificate of Incorporation of K-Tronik International Corp. (formerly LMC Capital Corp.) (incorporated by reference to Exhibit 1 of the Registration Statement on Form 10-SB filed on September 28, 2000).

3.3    Amendment to Certificate of Incorporation of K-Tronik
       International Corp. (formerly LMC Capital Corp.) (incorporated by reference to Exhibit 2 of the Registration Statement on Form 10-SB filed on September 28, 2000)

3.4 Certificate of Amendment to Articles of incorporation concerning name change to K-Tronik International Corp. from LMC Capital Corp.

5.1 Legal Opinion of CD Farber Law Corporation regarding valid issuance of shares of K-Tronik International Corporation

10.1 Loan and Security Agreement between Business Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated September 17, 1998

10.2  Amendment to Loan and Security Agreement between Business
      Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated March 21, 2001

10.3  Amendment to Loan and Security Agreement between Business
      Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated <>

10.4  Amendment to Loan and Security Agreement between Business
      Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated <>

10.5  Amendment to Loan and Security Agreement between Business
      Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated May 21, 2000

10.6  Amendment to Loan and Security Agreement between Business
      Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated June 29, 2001

10.7  Amendment to Loan and Security Agreement between Business
      Alliance Capital Corp. and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated April 16, 2002

10.8 Revised master promissory note to Loan and Security Agreement between Business Alliance Capital Corp. and K-Tronik N.A. Inc.
     (formerly K-Tronik Int'l Corporation) dated April 16, 2002

10.9 Debt Settlement Agreement between K-Tronik International Corp. (formerly LMC Capital Corp.), ETIFF Holdings, LLC, K-Tronik N.A. Inc. and Eiger Technology, Inc. dated December 12, 2001

10.10 Amendment to Debt Settlement Agreement between K-Tronik
      International Corp. (formerly LMC Capital Corp.), ETIFF Holdings, LLC, K-Tronik N.A. Inc. and Eiger Technology, Inc. dated December 30, 2001

10.11 Escrow Agreement between Robert Kim, ETIFF Holdings, Inc.
      and K-Tronik International Corp. (formerly LMC Capital Corp.) dated December 12, 2001

10.12 Distributorship Agreement between K-Tronik N.A. Inc.
      (formerly K-Tronik Int'l Corporation) and Jademar Corporation dated October 26, 1999

10.13 Lease Agreement between Eempact Corp. as Tenant and 98
      Corporation dated November 12, 1997

10.14 Assignment of Lease Agreement between 98 Corporation,
      Eempact Corporation and K-Tronik N.A. Inc. (formerly K-Tronik Int'l Corporation) dated March 10, 1998 (98 Corporation executing as to its consent only)

10.15 Share Purchase Agreement between Robert Kim, ETIFF Holdings,
      Inc. and K-Tronik International Corp. (formerly LMC Capital Corp.) dated effective November 29, 2001

10.16 Registrar and Transfer Agent Agreement between K-Tronik
      International Corp. and Pacific Corporate Trust Company dated February 26, 2002

23.1 Consent of CD Farber Law Corporation (see below) regarding inclusion of opinion (Exhibit 5.1)

                             ITEM 28.  UNDERTAKINGS

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Hackensack in the State of New Jersey on this 14th day of June, 2002.

                                          /s/ Robert Kim


                                         /s/Mr. Robert Kim
                                         President and Director